EXHIBIT 10

                         THE RAPPAHANNOCK NATIONAL BANK

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered as of this 24th day of February, 1998, by and between THE RAPPAHANNOCK NATIONAL BANK, a national banking association ("Bank"), and JOHN R. CONRY, JR. ("Executive"), and is guaranteed by RAPPAHANNOCK BANKSHARES, INC., a Virginia corporation ("Rappahannock Bankshares").

                                    RECITALS

         A. The Bank currently employs Executive as Executive Vice President and Chief Executive Officer pursuant to that certain employment agreement dated April 21, 1997 by and between Executive and the Bank (the "1997 Bank Employment Agreement").

         B. Performance by the Bank of its financial obligations under the 1997 Employment Agreement is guaranteed by the Bank's parent, Rappahannock Bankshares, pursuant to that certain employment agreement dated April 21, 1997 by and between Executive and Rappahannock Bankshares (the "1997 Holding Company Employment Agreement").

         C. Rappahannock Bankshares and Union Bankshares Corporation, a Virginia corporation ("Union Bankshares"), have entered into a merger agreement dated February 25, 1998 (the "Merger Agreement") under which Rappahannock Bankshares will be merged into Union Bankshares and the Bank will become a wholly owned subsidiary of Union Bankshares (the "Merger") effective as of the date provided in the Merger Agreement (the "Effective Date of the Merger").

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         D. The Merger Agreement provides that consummation of the Merger is conditioned, in part, on Executive's entering into a new employment agreement, and terminating the 1997 Bank Employment Agreement and the 1997 Holding Company Employment Agreement, effective as of the Effective Date of the Merger.

         E. The Bank desires to continue to employ Executive as of and after the Effective Date of the Merger as its Executive Vice President and Chief Executive Officer pursuant to the terms of this Agreement.

         F. Executive, subject to the terms of this Agreement, desires to accept such employment contingent on the consummation of the Merger pursuant to the Merger Agreements or any amendments thereto.

         In consideration of the foregoing and of the mutual agreements set forth below the parties agree as follows:

         1. Contingent on the consummation of the Merger pursuant to the Merger Agreements or any amendments thereto, the parties agree that the 1997 Bank Employment Agreement and the 1997 Holding Company Employment Agreement shall be terminated and shall cease to apply to Executive's employment by the Bank and Rappahannock Bankshares, and that Executive's contractual employment rights and duties and the obligations of the Bank, Rappahannock Bankshares and Union Bankshares (in its capacity as successor in interest to Rappahannock Bankshares after the Merger) to Executive shall be determined under this Agreement, effective as of the Effective Date of the Merger. It is intended that Rappahannock Bankshares and Union Bankshares be provided third party beneficiary rights and be entitled to enforce the provisions of this Agreement.

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         2.        The Bank agrees to employ Executive as its Executive Vice
President and Chief Executive Officer. The Bank also agrees to annually nominate Executive for election to its Board of Directors to serve until the next annual meeting of shareholders. Continued membership on the Board of Directors shall be subject to future shareholder election.

         3. This Agreement shall become effective on the Effective Date of the Merger, and shall continue through April 22, 2000 unless sooner terminated in accordance with Section 10 below.

         4. Executive shall diligently and conscientiously devote his full time and attention as Executive Vice President and Chief Executive Officer of the Bank to discharge the duties of a Chief Executive Officer in accordance with the applicable policies as in effect from time to time for similarly situated employees of subsidiaries of Union Bankshares. Executive will give his best efforts to perform his duties in a competent and professional manner, to a standard of care of a Chief Executive Officer of any other community bank of similar size.

         5. During the period of Executive's employment with the Bank, the Bank shall pay the Executive a salary for all services to Bank, the amount of which shall be fixed by the Board of Directors of the Bank from time to time during such period, provided that in no event shall Executive's salary be at a rate less than Seventy Four Thousand and 00/100 Dollars ($74,000.00) per year, payable in at least semi-monthly installments. An incentive ("Incentive Compensation") for Executive, in addition to whatever the Board of Directors may award annually on a staff basis, will be based upon the following (All negative provisions to the loan loss reserve will not be computed into net income):

         If the return as a percentage of Average Assets (ROA), for the fiscal year is 1.10 or more then an additional incentive compensation of Executive will be 12% of each dollar above 1.00 ROA.

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         (For example: Average assets for fiscal year $16,000,000, net income
         (return) equals $176,000 or 1.10 ROA, then Executive incentive would be 12% of $16,000 or $1,920).

         6. The Bank will reimburse Executive for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement, including such reasonable expenses as may be required for Executive to attend such educational and professional seminars, as are approved by the Board of Directors of the Bank in the annual budget of the Bank or as are otherwise available to similarly situated employees of subsidiaries of Union Bankshares, to improve his skills in the performance of the duties required of him hereunder. Executive shall present to the Bank from time to time an itemized account of such expenses.

         7. Executive shall be provided all employee benefits as are provided by the Bank at the Effective Date of the Merger or as are provided from time to time thereafter for similarly situated employees of other subsidiaries of Union Bankshares. Executive shall be entitled to an annual vacation of four
(4) weeks each calendar year, during which time his compensation shall be paid in full, with no more than three (3) consecutive weeks at one time. Subject to the foregoing, any revisions to the personnel policy during the term of this Agreement will apply to Executive, provided, however, that in any personnel policy of the Bank, the trial period and length of notice required upon resignation shall not be applicable. At the Effective Date of the Merger, Executive will begin employment under this Agreement with prior sick leave and vacation accruals as accumulated as of the day before the Effective Date of the Merger, as recorded in personnel records of the Bank and go forward on the defined schedule of the personnel policy, as in effect from time to time.

         8. The Bank shall furnish Executive with suitable work facilities, including but not limited to a private office, secretary, and all bank facilities and records which may be required in the performance of the Executive's duties hereunder.

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         9.        This Agreement shall inure to the benefit of and be binding upon Executive and the Bank, Rappahannock Bankshares, their successors and assigns.

         10. This Agreement may be terminated in certain circumstances on the following terms:

                   a. Should Executive die, or become disabled for a period of ninety consecutive days during the term of this Agreement, the Bank shall be obligated to pay any salary and benefits to which Executive may be entitled until the end of the month in which the death occurs, or through the ninetieth day of disability (or the elimination period under any long term disability policy or program maintained by the Bank and in which Executive participates, but in no event longer than 180 days), and not thereafter. Executive agrees that all accumulated sick leave and vacation shall be exhausted during the ninety day period of disability.

                   b. Executive may terminate this Agreement by giving thirty (30) days written notice to the Bank. Upon receipt of such notice, the Bank shall be obligated to pay any salary and benefits to which Executive may be entitled until the date of termination and not thereafter.

                   c. As provided by 12 U.S.C. 24 paragraph fifth, the Bank, by its Board of Directors, may dismiss Executive at pleasure.

         11. Acknowledging the Bank's right to dismiss Executive at pleasure, the Bank and Executive nevertheless agree that it is fair and reasonable to provide Executive with certain financial protection in the event he is dismissed by the Bank.

                   a. To that end, in the event Executive is dismissed, the Bank agrees that it shall continue to make semi-monthly payments to Executive, without interruption, in the amount of his then-current monthly salary, that it will pay him an additional annual amount (prorated for

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any partial year) equal to his Incentive Compensation for the year preceding the year of his termination, and that it will continue his employee benefits as in effect for Bank employees from time to time at Bank's expense (or, if the Executive is ineligible to participate in any such employee benefit plans, the Bank may choose in lieu thereof to pay the Executive an amount equal to Bank's cost for such benefits), through April 22, 2000. Employee benefits (or cash in lieu thereof) otherwise receivable by the Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by the Executive from any other source attributable to his employment, and any such employee benefits actually received by the Executive shall be reported promptly by the Executive to the Bank.

                   b.       Notwithstanding  the  foregoing,   the  Bank  is
under no obligation to make such continuing payments or provide such continuing benefits for a period longer than (12) months if Executive's dismissal by the Bank's Board of Directors is for cause. For purposes of this paragraph "cause" shall include the following:

                            i)   gross incompetence,  gross negligence,  willful
misconduct in office or breach of a material fiduciary duty owed to the Bank or any subsidiary or affiliate thereof;

                            ii)  conviction of a felony,  a crime of moral
turpitude or commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate thereof;

                             iii) any material  breach by the  Executive of a
material  term of this  Agreement, including,   without   limitation,   material
failure  to  perform  a  substantial   portion  of  his  duties  and
responsibilities hereunder; or

                             iv)  deliberate  dishonesty  of the  Executive
with  respect  to the  Bank  or any subsidiary or affiliate thereof.

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For purposes of this paragraph, Executive's voluntarily termination of his employment with the Bank within ninety (90) days after a reduction in Executive's pay without cause, or a change in Executive's duties or responsibilities in the nature of a demotion without cause, or the failure of any successor in interest of the Bank or Rappahannock Bankshares to assume their respective obligations under this Agreement, shall be deemed equivalent to being dismissed by the Bank without cause.

                   c. Notwithstanding any other provisions of this Agreement, Executive acknowledges that the obligation of Bank to pay compensation and provide benefits following dismissal may not be enforceable under existing law.

         12. Notwithstanding any other provisions of this Agreement, Executive's refusal to move outside of Rappahannock County shall not constitute "cause" for termination. Executive shall not be moved to any affiliate of Union Bankshares (or any successor in interest) outside of Rappahannock County without his consent. In the event of any such move to which Executive consents, his then-current salary shall be increased by ten percent (10%) at the time of such move (and not thereafter reduced), and the Bank or its successor shall pay all of Executive's moving expenses and temporary relocation expenses associated with such move.

         13. This agreement and the rights and obligations hereunder shall be governed by the laws of the Commonwealth of Virginia and the United States of America.

         14. This agreement constitutes the entire agreement between the parties and may not be amended orally, but only in writing, signed by the parties hereto, provided that no amendment shall increase the obligations of Rappahannock Bankshares (or its successor in interest) without its written consent.


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         This agreement has been approved by the Bank's Board of Directors by legally constituted resolution, a copy of which is attached as Exhibit A.

THE RAPPAHANNOCK NATIONAL BANK

By /s/ Elisabeth J. Jones                     /s/ John R. Conry, Jr.
  -----------------------                    ---------------------------
       Elisabeth J. Jones
Its:   President                             JOHN R. CONRY, JR., Executive

(Corporate Seal)

Attest:

/s/______________________________________
Secretary


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         Rappahannock Bankshares guarantees performance by the Bank of its financial obligations under this Agreement without regard to whether such obligations are unenforceable directly against the Bank due to banking laws or for any other reason, and the undersigned represents that Rappahannock Bankshares' guarantee of such financial obligations has been approved by its Board of Directors by legally constituted resolution, a copy of which is attached as Exhibit B.

RAPPAHANNOCK BANKSHARES, INC.

By /s/Elisabeth Jones
   ----------------------
      Elisabeth Jones
Its:  President

(Corporate Seal)

Attest:

/s/__________________________________________

Secretary